Exhibit 16.1

February 12, 2024

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Commissioners:

We have read the statements made by Global Gas Corporation under Item 4.01 of its Form 8-K dated February 12, 2024. We agree with the statements concerning our Firm in such Form 8-K; we are not in a position to agree or disagree with other statements of Global Gas Corporation contained therein.

Very truly yours,

Marcum LLP

Marcum LLP  /  201 East Kennedy Boulevard  /  Suite 1500  /  Tampa, FL 33602  /  Phone 813.397.4800  /  marcumllp.com